Exhibit 99.2

Q2-05 Earnings Call

Jane Intro

Thank you.

Good afternoon. I would like to welcome everyone to SMTC’s second quarter earnings call. Joining me today are John Caldwell, President and Chief Executive Officer, Steve Hoffrogge, Senior Vice President Business Development and Patrick Dunne, Senior Vice President Operations.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John.

John

Thank you Jane.

Good Afternoon,

As in past presentations our agenda today will start with some brief comments from me then Jane Todd will review the financial results in some detail; Steve Hoffrogge will then talk about the EMS marketplace and our performance; I will then wrap up with some summary comments and open the lines for questions.

On the investor call last quarter, we stated that we expected to increase our quarterly sequential growth and significantly improve our bottom line results commencing in the second quarter.

As our press release stated, our second quarter’s financial performance came in slightly ahead of our plan, the result of stronger order flow from some of our larger customers. Let me highlight three important financial metrics:

1.	We achieved quarter over quarter revenue growth of 16%.

2.	We produced an after-tax profit.

3.	We generated positive cash flow.

Ordinarily, reporting results such as these would hardly be an earth shattering event. But, in my view, this is a major achievement, and underscores our success in turning around this business. I am both proud and grateful to all the management and employees who worked so hard to put this company back on track. We are also very appreciative of the support our customers and suppliers who stuck with us through some darker moments.

As we look out for the balance of the year, we expect to continue to grow revenue based on the strength of our current customer base that is providing our company with increased volume and the effect of newly acquired customers.

Similarly, because of cost containment measures completed in previous quarters, our expenses are well aligned with our revenue expectations. As a result, under our business model, with revenue increasing we expect continuing improved bottom line results through the last half of 2005.

With those introductory comments, let me now ask Jane Todd to take you through the details of the quarter.

Jane

Thanks John.

We had a good quarter. We were profitable. We grew revenue. We generated positive cash and paid down debt. And, our results came in slightly ahead of our internal targets and were in line with the guidance provided last quarter. My comments will compare Q2 results to Q1 of this year. Frankly, a comparison to Q2 of last year is not particularly relevant for our discussion today given the significant transformation the Company has effected over the past year.

For the second quarter of 2005, the Company reported revenue of $57 million, compared to revenue of $49.1 million for the first quarter of 2005, a 16% increase. As expected, this was the Company’s second consecutive growth quarter; marking the success of our transformation plan. This growth was driven by increases in existing customers as well as new customers. Revenue distribution for the quarter had the industrial segment representing 45% of revenue, with enterprise computing and networking at 39% and communications running at 16%. Our top 10 customers accounted for 85% of the quarter’s total revenue. Steve will comment more fully on our growth.

Margins more than doubled to 8.4% from 4.1% last quarter. Interestingly, our second quarter margins were just slightly behind the industry leader Plexus but were well ahead of top tier players. Gross profit for the second quarter of 2005 was $4.8 million compared with $2.0 million for the first quarter of 2005. As we said in our call last quarter, in Q1 we retained additional resources on the expectation of growth in the second quarter. This is precisely what happened. We managed our costs well in the quarter. Overall, manufacturing expenses were kept virtually flat in a quarter with significant new programs ramping and volumes increasing. We will maintain our focus on cost containment as we continue to grow the business. We continue to expect 8% to 9% margins given our current mix of business.

In the quarter, we reduced selling, general and administration costs by $200 thousand to $3.2 million, and, more importantly, as a percent of revenue these expenses dropped from 6.9% last quarter to 5.6% in Q2. Over the past year, the Company has significantly reduced general and administrative expenses, while at the same time investing in our sales resources. Just to put this into perspective, our selling, general and administrative expenses last year in Q2 were $4.2 million, $1 million higher than this quarter. Going forward, we expect to remain in the 5-6% range.

Let me now talk about earnings. We believe the right measure is after tax income not EBITDA. In Q2 we increased net income over the first quarter by $2.9 million from a loss of $2.6 million to a small profit of approximately $300 thousand.

Let me turn to working capital where again we had positive results. Accounts receivable was $26.6 million or 42 days, compared to $21.3 million or 40 days in the first quarter of 2005. The $5.3 million dollar increase was primarily the result of increased revenue.

We managed inventory very well. In a period that we ramped the business, we reduced inventory by $1.2 million. Inventory was $32.2 million or 56 days, compared to $33.4 million or 65 days in the first quarter of 2005 – a 9 day improvement. Last quarter we talked about a number of inventory reduction measures that were put in place; we are now seeing the benefit of these measures. We expect to continue to see an improvement in inventory in the later half of the year.

Accounts payable was $29.7 million or 52 days, compared to $22.1 million or 43 days in the first quarter of 2005. Last quarter we talked about the need to improve terms with some of our newer vendors; we have been successful in extending terms for key new vendors and continue to work to improve others. Our improved results, growth of the business and improved relationships will help us drive further improvements.

The Company generated cash from operations of $3.7 million during the second quarter of 2005. This cash was used to purchase $2.1 million in capital assets to improve operational efficiencies. We do not expect to continue capital spending at this level going forward. We also reduced debt by $1.4 million. Of the Company’s $40 million revolving credit facility only $8.4 million was outstanding at the end of the quarter. The Company does not show cash on its balance sheet as it is more cost effective to apply cash to reduce debt.

Finally, I would like to address the Nasdaq listing. As previously announced, we were informed by Nasdaq that our stock traded below $1 for more than 30 days, and as a result we have until the end of November to rectify this situation. The best way to resolve the Nasdaq issue is to increase shareholder value through improving results which we accomplished in the second quarter. Obviously should our improved performance not be recognized in the market, we will consider other available options.

As I said, this has been a good quarter and I would like to thank our employees for their constant focus on quality, exceptional service and cost and working capital management.

I will now turn the call over to Steve for his review of the business.

Steve

Thank you Jane and good afternoon everyone.

As both John and Jane have mentioned, our Q2 results reflect our second consecutive quarter of sequential growth and the most significant quarterly growth the company has achieved since early 2002, clearly marking our transition into a growth orientated outlook.

Our double-digit growth in Q2 was supported by contributions from both new customer activities and the production ramp of new program wins from within current customer relationships.

Specifically, we saw strong growth from Ingenico and EMC from new program wins secured over the past few quarters from key customers and healthy quarter over quarter increases from new customer activities including Leitch Technology, Bloomberg, and Datapower.

We formally announced our relationship with Leitch Technology early in Q2 and have successfully executed through the critical initial stages of the transition having achieved solid revenue levels and significant progress in product line qualifications and production ramp activities. The program transition is doing very well and revenue projections remain in line with expectations.

We made significant progress during the quarter in securing higher levels of market share within a number of key existing customer relationships and secured new program wins reflecting our continued strong operational performance and competitiveness.

New customer acquisition activities during the quarter included the execution of two letters of intent with customers in the telecommunication and multimedia space which we will address in greater detail as these relationships progress through final contract negotiations and production ramp up activities.

Our lead generation process and the prospect and targeted account opportunity funnels are improving, however they are still not at the levels where they need to be.

We are currently pursuing a number of promising and sizable opportunities in the industrial, instrumentation, telecom and multimedia industry verticals but continue to see long sales cycles and a very crowded and competitive environment. Our continued strong operational performance in delivering value to our customers, our continued growth and the return to profitability are key as we pursue these target opportunities.

I am encouraged by our target customer’s responses to our positioning message, capabilities and our competitiveness and continue to be very optimistic on our abilities to add to our new customer and new program successes in the quarters ahead.

I will turn the call back over to John now.

John

Thanks Steve.

As you have seen and heard, we had a good quarter particularly in the context of the execution of our transformation plan. We are clearly focused on growing revenue, maintaining tight cost control and managing working capital effectively.

Since the fourth quarter of last year, we stated that we expect to show quarterly revenue growth in 2005 commencing in the second quarter with positive momentum though the back half of the year. We reaffirm on that guidance today.

We will now open the floor to questions.